Exhibit 99.1

Except as otherwise indicated or required by the context, all references in this offering circular to the “Company,” “Warrior,” “we,” “us,” “our” or “Successor” relate to (1) Warrior Met Coal, LLC, a Delaware limited liability company, and its subsidiaries for periods beginning as of April 1, 2016 and ending immediately before the completion of our corporate conversion, and (2) Warrior Met Coal, Inc., a Delaware corporation, and its subsidiaries for periods beginning with the completion of our corporate conversion and thereafter. References in this offering circular to the “Predecessor” refer to the assets acquired and liabilities assumed by Warrior Met Coal, LLC from Walter Energy, Inc., a Delaware corporation (“Walter Energy”), in the Asset Acquisition on March 31, 2016, as further described below under “—Corporate History and Structure—Walter Energy Restructuring.” The Predecessor periods included and incorporated by reference in this offering circular begin as of January 1, 2015 and end as of March 31, 2016. “Met coal,” “hard coking coal” or “coking coal” as used in this offering circular means metallurgical coal.

Warrior Met Coal, Inc.

Our Business

We are a large scale, low-cost U.S.-based producer and exporter of premium met coal operating two highly productive underground mines in Alabama, Mine No. 4 and Mine No. 7, that have an estimated annual production capacity of 7.3 million metric tons of coal. We sell a premium met coal product to leading steel manufacturers in Europe and South America. According to Wood Mackenzie, for 2017, we are expected to be the largest seaborne met coal supplier in the Atlantic Basin, and a top ten supplier to the global seaborne met coal market. As of December 31, 2017, based on a reserve report prepared by Marshall Miller, our two operating mines had approximately 110.0 million metric tons of recoverable reserves and, based on a reserve report prepared by Norwest, our undeveloped Blue Creek Energy Mine contained 103.0 million metric tons of recoverable reserves. As a result of its high coke strength after reaction (“CSR”) and low volatile matter (“VM”), the hard coking coal (“HCC”) we produce at Mine No. 4 and Mine No. 7 is of a similar quality to the premium low-volatility (“LV”) HCC produced in Australia. This allows us to achieve higher price realizations for our product relative to other North American HCC producers who produce lower quality products with higher VM and lower CSR.

Source: Platts, AME, Warrior management estimates as of January 2018.

Note: 1 short ton is equivalent to 0.907185 metric tons.

Our operations generate industry-leading margins when compared to other publicly-listed U.S. coal companies. According to public filings of these companies, for the year ended December 31, 2017, we had the highest operating margins among these companies1.

1	Contura and Foresight excluded because 2017 information is not available as of the date hereof.

Based on average industry HCC price forecasts, we expect to maintain similar operating margins in 2018 and 2019 of 43% and 35%, respectively.

We believe our high margins are the result of a combination of factors, including our ability to achieve high price realizations, our first quartile cost position, and, our close proximity to the Port of Mobile, Alabama as well as our seaborne freight advantage to reaching our primary end markets:

•	Our HCC, mined from the Southern Appalachian region of the United States, is characterized by low-to-medium VM and high CSR. These qualities make our coal ideally suited as a coking coal for the manufacture of steel. As a result of our high quality coal, our realized price has historically been in line with, or at a slight discount to, the Australian premium LV HCC benchmark (“Australian HCC Benchmark”). In contrast, coal produced in the Central Appalachian region of the United States is typically characterized by medium-to-high VM and a CSR that is below the requirements of the Australian HCC Benchmark. Our average gross realized price for the year ended December 31, 2017 was 96% and from April 2017 through December 2017 was 100% of the Australian HCC Benchmark, excluding the effect of tons contracted for sale in prior quarters. This is in significant contrast to other U.S. met coal producers, which we believe sell a relatively higher proportion of lower rank coals.

Premium product with industry-leading realizations (average realizations vs. benchmark HCC price)1

1	Peer information based on management estimates as well as public disclosure as adjusted for mine-to-port transportation estimates from Wood Mackenzie. This chart includes our average price realization data for April 2017 to December 2017 because this is the most recent period of time during which the Australian LV Index, which is the current industry pricing methodology, was in use. This chart also includes estimated average price realization for our peers for either the year ended December 31, 2016 or 2017, in each case depending on the most recent data available.

•	Our operations utilize longwall mining techniques, which is the most productive coal mining method available, and allows mining at the lowest cost per ton. We are able to utilize longwall mining as a result of the medium to thick coal seams of Mine No. 4 and Mine No. 7. Additionally, our operations benefit from a highly competitive initial Collective Bargaining Agreement (“CBA”) with the United Mine Workers of America (“UMWA”), which has enabled us to structurally reduce our cash costs. According to Wood Mackenzie, we are one of the lowest cost U.S. seaborne producers of met coal:

One of the Lowest Cost U.S. Seaborne Met Producers1

1	2017E mine-to-port transportation costs for U.S. seaborne met coal producers based on estimates from Wood Mackenzie.

•	Our two operating mines are located approximately 300 miles from our export terminal at the Port of Mobile, Alabama, which we believe to be the shortest mine-to-port distance of any U.S.-based met coal producer. Our low cost, flexible and efficient rail and barge network underpins our cost advantage and dependable access to the seaborne markets. We sell our coal to a diversified customer base of blast furnace steel producers, primarily located in Europe and South America. We enjoy a shipping time and distance advantage serving our customers throughout the Atlantic Basin relative to competitors located in Australia and Western Canada.

We also benefit from a highly flexible cost structure that allows us to react to market conditions to ensure we remain profitable in different HCC price environments. Our initial CBA includes variable elements that tie compensation to HCC prices and production targets. Furthermore, in the event of lower coal prices, we have a variable transportation cost structure that results in lower cash requirements. We believe the step-down in costs and greater variability in our cost structure allows our operations to respond to adverse price environments and generate strong cash flows through-the-cycle.

For the year ended December 31, 2017, our operations generated revenues of $1.2 billion, net income of $455.0 million and Adjusted EBITDA of $517.7 million. For a definition of Adjusted EBITDA and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Summary Consolidated and Combined Historical Financial Data—Non-GAAP Financial Measures—Adjusted EBITDA.”

Our Competitive Strengths

We believe that we have the following competitive strengths:

Leading met coal producer focused on premium met coal products. Unlike other publicly-listed U.S. coal companies, substantially all of our revenue is derived from the sale of premium met coal in the global seaborne markets. All of our resources are primarily allocated to the mining, transportation and marketing of met coal. The premium HCC we produce at Mine No. 4 and Mine No. 7 is of a similar quality to the HCC produced in Australia. The premium nature of our HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near or above the Australian HCC Benchmark or the new average industry index pricing methodology. The industry benchmark price was replaced in the second quarter by a new average index pricing methodology, which varies by supplier, but was based on the three-month average of the Platts premium low-volatile index, the Steel Index (“TSI”) premium coking coal index and the Argus Index on a one-month lag during each quarter (the “Australian LV Index”). Coal from Mine No. 7 is classified as a premium LV HCC and coal from Mine No. 4 is classified as premium LV to mid-volatility (“MV”) HCC. The combination of low sulfur, low-to-medium ash, LV to MV, and other characteristics of our coal, as well as our ability to blend them, makes our HCC product an important component within our customers’ overall coking coal requirements. As a result, our realized price has historically been in line with or at a slight discount to the Australian HCC Benchmark or, more recently, at a slight premium to the Australian LV Index. Other publicly-listed U.S. coal companies sell a higher proportion of lower rank met coals, including high-volatility, semi-soft coking coal (“SSCC”), and pulverized coal injection (“PCI”) coal. These lower rank coals typically have lower realized prices compared to LV and MV met coals due to their relative availability and lower quality characteristics. For example, the premium LV HCC that we produce has sold at a premium of 2%, 15%, 33% and 49% of the prices realized for MV, high-volatility, PCI and SSCC coals, respectively, based on five-year average prices. Additionally, these companies typically have significant thermal coal production that further reduces their realized price and operating margin per metric ton. As a result of our premium met coal, we are able to achieve higher realized prices and operating margins relative to other U.S. met coal producers.

2017 Met Coal Sales

Source: Company filings, AME, Warrior management estimates

Note: Data as of December 31, 2017. 1 short ton is equivalent to 0.907185 metric tons. Contura excluded because 2017 information is not available as of the date hereof.

Highly flexible cost structure protects through-the-cycle profitability. We have “variabilized” our cost structure in our labor, royalties and logistics contracts, increasing the proportion of our cost structure that varies in response to changes in the Australian HCC Benchmark or the Australian LV Index. Our initial CBA, combined with our flexible rail, port and barge logistics and our royalty structure, results in a highly variable operating cost profile that allows our cash cost of sales to move with changes in the price we realize for our coal. Approximately two-thirds of our cash cost of sales relate to the cost of production at our mines, while the remaining one-third relates to our logistics costs from mine to port as well as royalties. Our logistics costs are structured to reduce cash requirements in lower HCC price environments and to increase cash requirements within a range with higher HCC prices. Our royalties are calculated as a percentage of the price we realize and therefore increase or decrease with changes in HCC prices. Our initial CBA includes variable elements that tie compensation to HCC prices. In addition, we can adjust our usage of continuous miner units in response to HCC pricing. Our variable cost structure dramatically lowers our cash cost of sales if our realized price falls, while being effectively capped in higher price environments allowing us to generate significant operating cash flow. Our highly flexible cost structure provides us with a key competitive advantage relative to our competitors and which we expect should allow us to remain profitable in all coal market conditions.

Illustrative Run Rate Cash Cost of Sales(2) at the Port of Mobile ($ / metric ton) across Various

HCC Benchmark Prices from $100/mt to $200/mt(3)

Note: 1 short ton is equivalent to 0.907185 metric tons.

(1)	Operating margin assumes 99% realization of Australian LV Index.
(2)	Cash cost of sales includes cost of producing and selling met coal free-on-board at the Port of Mobile.
(3)	Assumes 5.7 million metric tons of production.

Significant logistical cost advantage to the seaborne market. Our two operating mines are located approximately 300 miles from our export terminal capacity in Mobile, Alabama and have multiple alternative transportation routes to move our coal to port. These alternatives include direct rail access at the mine sites and a wholly-owned barge load-out facility, enabling us to utilize the lowest cost option between the two at any given point in time. We believe our logistics costs are highly competitive following negotiations in 2016 that led to a reduction in rail, barge and port costs. In addition, we have a contract with the Port of Mobile, Alabama, that provides us up to 8.0 million metric tons of annual port capacity through July 2026 for our coal at very competitive rates. The total annual capacity of the McDuffie Coal Terminal at the Port of Mobile, Alabama is approximately 27.2 million metric tons and this coal terminal is presently utilized for all of our coal exports. Our proximity to port contrasts with the approximately 400-mile distances for major Central Appalachian met coal producers to access their nearest port, the Port of Hampton Roads, Virginia. Our proximity to port and the flexibility of our logistics networks underpin our logistical cost advantage compared to other U.S. met coal producers.

Source: Wood Mackenzie

Note: 1 short ton is equivalent to 0.907185 metric tons. “Major CAPP Producers” include the Central Appalachian mines projected by Wood Mackenzie to produce over 1 million metric tons of metallurgical coal in 2017. Distances for competitor mine to port distances estimated using Google Maps.

(1)	Sales by region for the year ended December 31, 2017.

We sell our coal to a diversified customer base of blast furnace steel producers, primarily located in Europe, South America and Asia. We enjoy a shipping time and distance advantage serving customers throughout the Atlantic Basin relative to competitors located in Australia and Western Canada. This advantage results in a higher margin for our met coal. We believe that we are uniquely advantaged to sell to our primary European customer base relative to other North American met coal producers due to (i) the superior quality and higher strength of the coal produced at our Mine No. 4 and Mine No. 7; and (ii) our freight cost advantage from the Port of Mobile, Alabama, which, according to Wood Mackenzie, enables us to deliver our product to the European market in approximately two weeks, in contrast to the approximately five weeks required to ship HCC from Australia to the European market. We are similarly able to access key Brazilian ports in two weeks. Our strategic location is enhanced by our long-tenured, well-established customer portfolio, which includes significant recurring sales to multiple customers in excess of 10 years.

High realized prices and low cost structure drive industry leading margins. Our operations have industry-leading margins as a result of our premium met coal products, and associated high price realizations, as well as our first quartile cost position. The coal from our mines is competitive in quality with the premium HCC produced in Australia, which is used to set quarterly pricing for the industry. The combination of low sulfur, low-to-medium ash, LV to MV and high coking strength drives our consistently high price realization relative to other U.S. met coal producers who typically focus on lower rank met coals. We believe Mine No. 4 and Mine No. 7 are two of the lowest cost met coal mines in North America. Our low cost position is derived from our operations’ favorable geology, automated long-wall mining methods, and significant flexibility allowed under our initial CBA. Additionally, given our highly flexible cost structure, we believe we will be able to maintain our industry leading margins in all coal market conditions, which we expect should allow us to continue to outperform our competitors.

High realized prices and low cost structure drive industry-leading margins (2017 Adjusted EBITDA Margin)(1)

Source: As of December 31, 2017 as appears in each company’s public filings (note Peabody excludes brokerage and trading operations). Reference each peer company’s public filings for corresponding presentation of Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Each peer company’s calculation of Adjusted EBITDA may not be directly comparable.

Note: Contura and Foresight excluded because 2017 information is not available as of the date hereof.

1	Adjusted EBITDA Margin represents each peer company’s Adjusted EBITDA divided by its total revenue or sales.

Clean balance sheet and tax asset to drive robust cash flow generation. Unlike other U.S. coal producers in our peer group, we have no pension or OPEB legacy liabilities with manageable surety bond requirements. With minimal legacy liabilities, we are not burdened by the annual fixed obligations that are typically associated with these types of liabilities. Our clean balance sheet and its low sustaining capital expenditure requirements position us to generate strong cash flows across a range of met coal price environments. Additionally, we expect our cash flows to benefit from a low cash tax rate as a result of our significant NOLs. As a result of these tax assets, and the repeal of the corporate Alternative Minimum Tax (“AMT”) beginning after December 31, 2017, we believe our effective cash tax rate will be approximately 0%, exclusive of the AMT credit refunds, until our NOLs generated prior to 2018 are fully utilized or expire, which will enable strong cash conversion from our operating profits. We also expect to receive approximately $39.3 million in 2019 to 2022 as a result of the refunding of the AMT credits acquired from the Predecessor.

Source: Filings as of December 31, 2017.

Note: Contura and Foresight excluded because 2017 information is not available as of the date hereof.

1	Adjusted EBITDA used from company filings; each company applies nuances in calculating Adjusted EBITDA. Liabilities include OPEB, pension, and reclamation.

Disciplined financial policies to ensure stable performance. We believe maintaining financial discipline will provide us with the ability to manage the volatility in our business resulting from changes in met coal prices. We intend to preserve a strong and conservative balance sheet, with sufficient liquidity and financial flexibility to support our operations. As such, we will seek to maintain a conservative financial leverage target of 1.50-2.00x based on normalized EBITDA and seek to maintain minimum liquidity of $100 million. We plan to continually evaluate our liquidity needs based on our estimated capital needs. In the event we generate cash flow in excess of the needs of our business, we plan to take a holistic approach to capital allocation and will evaluate a range of options, including debt repayment. We will seek to preserve our capital structure with low financial leverage that is largely free from legacy liabilities in order to ensure maximum free cash flow generation.

Highly experienced leadership team with deep industry expertise. Our Chief Executive Officer (“CEO”), Walter J. Scheller, III, is the former CEO of Walter Energy and has six years of direct experience managing Mine No. 4 and Mine No. 7, and over 30 years of experience in longwall coal mining. Furthermore, following the Asset Acquisition, we hired several key personnel with extensive direct operational experience in met coal longwall mining, including our Chief Operating Officer, Jack Richardson, and our Chairman, Stephen D. Williams. We have a strong record of operating safe mines and are committed to environmental excellence. Our dedication to safety is at the core of all of our overall operations as we work to further reduce workplace incidents by focusing on policy awareness and accident prevention. Our continued emphasis on enhancing our safety performance has resulted in zero fatal incidents as compared to the national fatal incidence rate for underground coal mines in the United States of 0.03 for the nine months ended September 30, 2017, as well as total reportable incidence rates of 3.50 at Mine No. 4 and 3.54 at Mine No. 7 for the year ended December 31, 2017, which are considerably lower than the national total reportable incidence rate for all underground coal mines in the United States of 5.29 for the nine months ended September 30, 2017, which represents the latest data available.

Our Business Strategies

Our business strategies are described below:

Maximize profitable production. In the year ended December 31, 2017, we produced 6.1 million metric tons of met coal from Mine No. 7 and Mine No. 4. We have the flexibility in our new initial CBA that allows us to increase annual production with relatively modest incremental capital expenditures. We operated at an annual combined production level of 7.3 million metric tons from Mine No. 4 and Mine No. 7 as recently as 2013. Based on our management’s operational experience, we are confident in our ability to produce at or close to this capacity in a safe and efficient manner, and with a comparable cost profile to our current costs, should market conditions warrant.

Maintain and further improve our low-cost operating cost profile. While we have already achieved significant structural cost reductions at our two operating mines, we see further opportunities to reduce our costs over time. Our initial CBA with the UMWA allows for these ongoing cost optimization initiatives. For example, in our initial CBA, we have additional flexibility in our operating days and alternative work schedules as compared to certain optional and more expensive provisions under the Walter Energy collective bargaining agreement. We have variable elements that tie compensation to HCC prices. Additionally, our CBA enables us to contract out work under certain circumstances. We believe these types of structural incentive provisions and workforce flexibility in the initial CBA are helpful to further align our organization with operational excellence and to increase the proportion of our costs that vary in response to changes in the HCC price.

Broaden our marketing reach and maintain strong correlation between realized coal prices and the Australian LV Index. We have implemented a strategy to improve both our sales and marketing focus, with a goal of achieving better pricing relative to the Australian LV Index average price, which includes: (i) opportunistic selling into the spot met coal market and (ii) selected instances of entering into longer term fixed price contracts. Each of these elements is intended to further embed our coal product among a broader group of steel customers. Traditionally, we have predominantly marketed our coal to European and South American buyers. However, we expect to increase our focus on Asian customers, in particular, Japanese steel mills, some of which have expressed a desire to diversify their supply of premium HCC away from Australian coals. For the year ended December 31, 2017, our geographic customer mix was 63% in Europe, 23% in South America and 14% in Asia. Since February 2017, we have had an arrangement with Xcoal Energy & Resource (“Xcoal”) to serve as Xcoal’s strategic partner for exports of LV HCC. Under this arrangement, Xcoal takes title to and markets coal that we would historically have sold on the spot market, in an amount of the greater of (i) 10% of our total production during the applicable term of the arrangement or (ii) 250,000 metric tons. While the volumes being sold through this arrangement with Xcoal are relatively limited, we are positioned to potentially benefit from Xcoal’s expertise and relationships across all coal that we sell. To that end, we also have an incentive-based arrangement with Xcoal to cover other tonnage, in the event Xcoal is able to offer us a higher realized price relative to the Australian LV Index than we have previously achieved.

Met Coal Industry Overview

Met coal, which is converted to coke, is a critical input in the steel production process. In particular, coke is used as a fuel and a reducing agent in steel blast furnaces to convert iron ore to iron and subsequently to create steel. Met coal is a form of hard bituminous coal, which is distinct from softer bituminous and non-bituminous forms of coal that are used to generate electricity.

According to Wood Mackenzie, global steel production is estimated to be 1,726 million metric tons in 2018, which is a 0.9% increase from 2017 and a 4.1% increase from 2013. Future growth in global steel demand and production will be largely driven by infrastructure investment and urbanization in developing markets, particularly China and India, which are expected to account for 49.2% and 6.2% of global steel production in 2018, respectively, according to Wood Mackenzie. Global steel consumption and production will also be impacted by infrastructure improvement in developed countries, in particular the United States. Steel production in the United States is estimated to be 81.0 million metric tons in 2018, representing a 9.1% decrease from recent peak production in 2012 according to Wood Mackenzie. Further, Wood Mackenzie forecasts global steel production to grow from 2017 levels to 1,788 million metric tons in 2022, a 4.5% increase, with CAGRs of 0%, 1%, 4%, (1%), 0% and 2% in China, Europe, India, Japan, South Korea and Brazil, respectively.

Steel production (Millions of metric tons)	2018E
China	849
Europe	168
India	106
Japan	104
South Korea	70
Brazil	36
Other	393
Total	1,726

Source: Wood Mackenzie.

Three major types of met coal are produced globally with varying characteristics: HCC, SSCC and PCI. Unlike SSCC and PCI, HCC currently has no substitutes and must be used in the production of steel by the blast furnace method. For each type of coal, various specifications can affect price, including the volatility, strength, fluidity, swell and ash content. HCC with low VM and limited swell is required for blending with coal with less desirable qualities.

Met coal, and in particular HCC, is a scarce commodity with large scale mineable deposits limited to specific geographic regions located in the Eastern United States, Western Canada, Eastern Australia, Russia, China, Mozambique and Mongolia. Global met coal production is estimated to have been 1,070 million metric tons in 2016, of which only 597 million metric tons, or 55.8%, was classified as HCC, according to Wood Mackenzie. Of this amount, Wood Mackenzie estimates that 192 million metric tons of HCC were traded on the seaborne market. According to Wood Mackenzie, the global met coal market is estimated to have reached 1,087 million metric tons in 2017, 27% of which was expected to be traded on the seaborne market.

Met coal trades in a global seaborne market and in domestic markets in areas of China and the United States where coal mines are located closer to regional suppliers than ocean ports. According to Wood Mackenzie, seaborne trade of met coal was 300 million metric tons in 2017, 60% of which was classified as HCC, with a modest expected increase to 308 million metric tons by 2022. The United States is an important met coal supplier to the seaborne export market, and is the second largest supplier behind Australia. For 2018, Wood Mackenzie estimates these two countries will be responsible for 18.3% and 53.9% of global seaborne HCC exports, respectively.

Seaborne HCC exports (Millions of metric tons)	2018E	% of total
Australia	100	53.9%
United States	34	18.3%
Western Canada	27	14.6%
Mozambique	10	5.4%
Russia	10	5.3%
Other	5	2.6%
Total	186	100.0%

Seaborne HCC imports (Millions of metric tons)	2018E	% of total
Europe	43	23.1%
India	38	20.4%
Japan	30	16.1%
China	30	15.9%
South Korea	18	9.6%
Brazil	11	5.9%
Other	17	9.0%
Total	186	100.0%

Source: Wood Mackenzie.

On the supply side, the industry has experienced a net reduction in total seaborne met coal exports in recent years. Wood Mackenzie estimates that from 2013 to 2017, seaborne met coal exports declined from a peak of 302 million metric tons to 300 million metric tons, a 0.7% decline. This reduction in supply was accompanied by a shift in the mix of key producing regions. According to Wood Mackenzie, from 2011 to 2016, producers in Australia were estimated to have increased seaborne met coal exports by an expected 51 million metric tons, or 37.8%. This increase in exports at a time of multi-year declines in benchmark HCC prices eventually resulted in significant supply rationalization by higher cost met coal exporting regions. According to Wood Mackenzie, Australia, the United States, Canada and Russia are projected to experience declining or flat seaborne met coal exports between 2017 and 2022, with CAGRs of 1%, (7%), 3% and (2%), respectively.

From 2017 to 2022, Wood Mackenzie forecasts relatively limited growth in global seaborne exports with an increase of 2.6%. Consistent with Wood Mackenzie’s outlook for supply, we believe that much of the decrease in met coal production is likely to persist despite currently elevated prices, and reflects an extended period of underinvestment in the industry, mine-life extension and infrastructure constraints in Australia and Canada, as well as the permanent closure of higher cost mines globally.

Prices for met coal are generally set in the seaborne market, primarily driven by Japanese and Chinese import demand and Australian supply. Chinese import demand depends in part on Chinese steel production and domestic coal production. Of note, China is the largest met coal producer and consumer in the world, consuming over 99% of its 2016 production of 663 million metric tons of met coal domestically. However, due to the lower quality coal that is produced domestically and the distance of Chinese mines relative to the location of coastal steel mills, according to Wood Mackenzie, the Chinese domestic met coal market has a structural need for approximately 40 million metric tons of premium benchmark quality HCC in 2018. Wood Mackenzie believes that this shortfall will be filled predominantly through the seaborne market, providing sustained demand support in the global seaborne market for premium quality HCC.

Chinese authorities have been implementing plans to move steel production capacity from inland areas to port areas. We expect that should the Chinese government continue to pursue these policy objectives, it could be supportive for Chinese imports of seaborne met coal due to the closer proximity of these mills to Chinese east coast port facilities as well as the continued reduction of domestic coal production capacity. Chinese steelmaking capacity is being relocated away from inland Chinese cities and towards larger facilities in coastal areas. Finally, the Chinese shift to BOF steel will influence the met coal market in 2018 by pushing up imported coal demand in and outside of China.

In June 2017, the structure of quarterly contract pricing changed as Nippon Steel & Sumitomo Metal Corporation announced that it was switching to index-based pricing as the mechanism to determine benchmark prices for LV hard coking coal. Previously, a quarterly benchmark HCC price was set between major Australian suppliers and major Japanese steel mill customers, and that price served as a reference for most met coal, with adjustments for quality differences. With the new pricing methodology, the price will be calculated using a basket of three established indexes. Unlike iron ore, which uses the average price of the last three quarters, the Nippon Steel & Sumitomo Metal Corporation method is based on prices one month from the previous quarter and the first two months in the current quarter and payments are back-adjusted at the end of the quarter.

Met coal prices have been highly volatile in the last decade due to seaborne supply disruptions and, more recently, Chinese restrictions on domestic coal production, including workday restrictions imposed in 2016. In 2008, benchmark coking coal prices reached $300 per metric ton in response to a global supply shortage resulting from extreme weather and insufficient rail capacity, falling to $129 per metric ton in 2009. In 2011, benchmark prices reached $330 per metric ton as a result of flooding in Australia, falling back to $84 per metric ton five years later in early 2016. In the first quarter of

2017, Cyclone Debbie made landfall in Australia, reducing supply and pushing the benchmark price to $285 per metric ton, during which time certain vessels sold at rates equal to 102% to 105% of the Australian LV Index. Recently, flooding at BHP’s Broadmeadow and Blackwater mines and an explosion at Teck’s Elkview complex have the potential to tighten the premium coal market in the near term. As of the fourth quarter of 2017, prices had receded post Cyclone Debbie to $192 per metric ton, having averaged $194 per metric ton for the prior decade.

Inflation-adjusted historical HCC prices ($/metric ton)

Source: Bloomberg

Looking forward, we believe HCC prices will be affected by both political factors, such as China’s recent environmental policies, and long-term urbanization trends in emerging markets which will likely drive demand growth. Lack of domestic high-quality met coal in China, India and Brazil will continue to drive import demand, along with other economies, such as those in southeast Asia, that are experiencing rapid growth and urbanization rates.

Overview of the U.S. Met Coal Market

The U.S. met coal market had historically been viewed as the swing supplier in the global seaborne market, since U.S. mines are more adversely affected by changes in benchmark HCC prices than mines in Australia and Canada. This is due to the United States’ relatively larger number of higher cost mines compared to Australia and Canada. According to Wood Mackenzie, the United States is expected to produce 66 million metric tons of met coal in 2018, down 13.8% from 77 million metric tons in 2013, reflecting meaningful mine supply rationalization in response to weaker met coal prices. Of the United States’ expected production of 66 million metric tons, 21 million metric tons (32.5%) are expected to be consumed domestically and 44 million metric tons are expected to be exported to international blast furnace steel producers. In line with falling overall production, U.S. seaborne exports of met coal in 2018 are expected to be 25.5% lower than peak export levels of 60 million metric tons in 2013. In 2018, U.S. met coal seaborne exports are expected to be directed to Europe (54.6% of total U.S. met coal seaborne exports), Brazil (15.5%), and Japan (14.9%).

According to Wood Mackenzie, 10 million metric tons of U.S. met coal capacity reductions since 2013 are the result of permanent mine closures. Wood Mackenzie does not expect the United States to increase HCC exports through 2023. Wood Mackenzie believes capital considerations to re-start idled U.S. mines, as well as their lower margins relative to global competitors, will likely require greater certainty of a longer-term, higher met coal price before owners of idled mines can justify re-starting.

According to Wood Mackenzie, the five largest U.S. exporters of met coal in 2018 are expected to be Warrior Met Coal, Inc., Arch Coal, Inc., Blackhawk Mining, LLC, Alpha Natural Resources, Inc. and Coronado Coal, LLC. These five producers are expected to account for approximately 54.5% of U.S. met coal exports in 2018. Wood Mackenzie projects that for 2018, we will be the largest U.S. met coal exporter by tonnage due to our restart and ramping up of the longwall systems we idled in the first half of 2016.

Competitive Dynamics

Substantially all of our met coal sales are exported. Our major competitors also sell into our core geographic end-markets of Europe and South America. We compete with producers of premium met coal primarily from Australia, while also competing, to a lesser extent, with met coal producers from Canada, Russia and the United States. The principal factors on which we compete are coal prices at the port of delivery, coal quality and characteristics, customer relationships and the reliability of supply. Of note, the benchmark quality met coal produced by us and select Australian mines have very high coking strengths as indicated by CSR scores compared to other low-vol met coals from U.S. mines. This contributes to our very high price realizations relative to the Australian LV Index, including a 100% average gross realized price (excluding the effect of tons contracted for sale in prior quarters) from April 2017 through December 2017. This is in significant contrast to other U.S. met coal producers, which we believe sell a relatively higher proportion of lower rank coals to domestic steel producers.

U.S. met coals with lower CSR scores are most easily sold to U.S. steel mills, which are comparatively older and smaller than their European, Asian and Brazilian counterparts and have lower coking strength requirements. As such, we believe that other U.S. met coal producers are particularly impacted by the competitiveness and financial health of the U.S. steel industry. Conversely, our coals are competitive with coals from Australian mines, and are more exposed to the global economy and worldwide demand for steel. In this vein, we believe that we may be able to market our coal to Japanese steelmakers that have indicated a desire to diversify away from Australian met coal producers.

We believe that we are uniquely advantaged to sell to our primary European customer base relative to other North American met coal producers due to (i) the superior quality and higher strength of the coal produced at our Mine No. 4 and Mine No. 7; and (ii) our freight cost advantage from the Port of Mobile, Alabama, which, according to Wood Mackenzie, enables us to deliver our product to the European market in approximately two weeks, in contrast to the approximately five weeks required to ship HCC from Australia to the European market. We are similarly able to access key Brazilian ports in two weeks.

As of February 14, 2018, we had cash and cash equivalents of $80.3 million.

For the year ended December 31, 2017, on a pro forma basis after giving effect to the issuance of the existing notes and the new notes, our interest expense would have been $41.8 million. This pro forma interest expense amount assumes that the existing notes and the new notes were issued on January 1, 2017.

As of December 31, 2017, on a pro forma basis after giving effect to this offering, we would have had $465.1 million of outstanding indebtedness (consisting of $475.0 million aggregate principal amount of notes, net of $13.7 million in estimated unamortized debt issuance costs and unamortized debt discount, and a $3.7 million promissory note), all of which would be secured, and $100.0 million of availability under our ABL Facility (subject to meeting the borrowing base and other conditions therein).